EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 8, 2000 relating to the financial statements and financial statement schedule, which appear in Network Engines, Inc.'s Annual Report on Form 10-K/A for the year ended September 30, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Boston, Massachusetts
July 31, 2001